AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                PEOPLEVIEW, INC.
                          PPVW ACQUISITION CORPORATION
                                       AND
                          ALAN MAYO & ASSOCIATES, INC.
                               dba THE MAYO GROUP
                                    ALAN MAYO
                                 CHARLES NICKELL
                                   CRAIG DAVIS

                           ___________________________
                            DATED AS OF APRIL 1, 2004
                           ___________________________

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 1, 2004, by and among PEOPLEVIEW, INC. a Nevada corporation ("Parent"), PPVW ACQUISITION CORPORATION, a California corporation and a wholly-owned subsidiary of Parent ("Sub") and ALAN MAYO & ASSOCIATES, INC., a California corporation and doing business as THE MAYO GROUP ("Company"), ALAN MAYO, CHARLES NICKELL, and CRAIG DAVIS (the "Company Shareholders").
                                    RECITALS
     WHEREAS, Sub and Company desire that Company merge with and into Sub under and pursuant to the CGCL, upon the terms and conditions hereinafter set forth in this Agreement (herein called the "Merger");

WHEREAS, the Boards of Directors of Parent and Sub have adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby authorizing the execution and delivery of this Agreement;

WHEREAS, the Board of Directors of Company has adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby authorizing the execution and delivery of this Agreement;

WHEREAS,  it is intended that the Merger will be a tax-free reorganization under
Section  368(a)(2)(D)  of  the  Code;

NOW, THEREFORE, in consideration of these premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:
                             ARTICLE I  DEFINITIONS
     1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms, as used herein, have the following meanings when used herein with initial capital letters:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms
"controlling"  and  "controlled"  have  meanings  correlative  to the foregoing.

"Agreement" means this Agreement and Plan of Merger, as the same may be amended from time to time in accordance with the terms hereof.

"Ancillary Closing Agreements" means (i) the Agreement of Merger, (ii) the Employment Agreements, (iii) the Employee Inventions and Proprietary Rights
Assignment Agreements, and (iv) all other instruments, certificates and other agreements entered into in connection with the consummation of the transactions contemplated by this Agreement.

"Agreement of Merger" means the Agreement of Merger to be executed by Sub and Company and filed with the California Secretary of State, conforming to the form of the attached Exhibit A.

"Business" means the business of Company as currently conducted or proposed to be conducted.

"Business Day" means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in the City of Los Angeles, California are authorized or required to close.

"Cash  Consideration"  has  the  meaning ascribed to such term in Section 3.3.2.

"CGCL"  means  the  California  General  Corporation  Law.

"Closing"  has  the  meaning  ascribed  to  such  term  in  Section  4.1.

"Closing  Date"  has  the  meaning  ascribed  to  such  term  in  Section  4.1.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Company Common" means all the issued and outstanding shares of common stock of Company as of the Effective Time.

"Company  Shareholder Indemnity Claims" has the meaning ascribed to such term in
Section  10.2.

"Company Year End Financials" means the audited balance sheet of Company for the fiscal year ended December 31, 2003, together with the related audited statements of income, retained earnings and cash flows for such period (and including the notes thereto).

"Contingent  Consideration"  has  the  meaning  ascribed to such term in Section
3.3.3.

"Contingent Consideration Escrow Account" has the meaning ascribed to such term in Section 3.3.3.
"Contingent Consideration Escrow Agreement" means the Contingent Consideration Escrow Agreement, conforming to the form of the attached Exhibit B.

"Contingent  Securities" has the meaning ascribed to such term in Section 3.3.3.

"Counter  Notice"  has  the  meaning  ascribed  to  such  term  in  Section 4.5.

"Disclosure Schedules" means the schedules of disclosure and exceptions prepared by Company and the Company Shareholders in connection with this Agreement conforming to the form of the attached Exhibit C.

"EBITDA" means earnings before interest, taxes, depreciation, and amortization of the Surviving Entity, as reported on Surviving Entity's statement of operations prepared in accordance with GAAP consistently applied.

"Effective  Time"  has  the  meaning  ascribed  to  such  term  in  Section 2.1.

"Employee Inventions and Proprietary Rights Assignment Agreements" means employee inventions and proprietary rights assignment agreements between Sub and Alan Mayo, Charles Nickell, and Craig Davis, conforming to the form of the attached Exhibit D.

"Employment Agreements" means employment agreements between Sub and Alan Mayo, Charles Nickell, and Craig Davis, conforming to the form of the attached Exhibit E.

"Environmental Law" means any Law, judicial or administrative interpretation, judicial or administrative order, consent decree or judgment, relating to the environment, human health and safety; and any state and local counterparts or equivalents.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

"Escrow  Release  Date"  has  the  meaning ascribed to such term in Section 4.5.

"Exchange Act" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such successor federal statute.

"GAAP" means generally accepted accounting principles, consistently applied through the specified period.

"Governmental Authority" means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

"Indemnity Escrow Account" has the meaning ascribed to such term in Section 4.5.

"Indemnity Escrow Agreement" means the Indemnity Escrow Agreement , conforming to the form of the attached Exhibit F.

"Intellectual Property Right" means any trade name, product designation, logo, slogan, trade secret, copyright, know-how, proprietary process, computer database, Internet address or domain name or any other similar type of proprietary intellectual property right, including, but not limited to, the intellectual property rights of Company, set forth on Schedule 5.19(a) hereto.

"Knowledge of Company" means the actual knowledge, after reasonable inquiry and investigation, of one or more of the Company Shareholders.

"Knowledge of Sub or Parent" means the actual knowledge, after reasonable inquiry and investigation, of one or more of the officers or directors of Sub or

Parent  whose  names  are  listed  in  Exhibit  F.

"Law" means any federal, foreign, state or local statute, law, rule, regulation, ordinance, code, permit, license, policy or rule of common law.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, condition (financial and other), results of operations or prospects of Parent, Sub, or Company, as the case may be, that, taken as a whole, has a monetary value in excess of $50,000.

"Material Contracts" means all contracts and agreements made by the Company in the Ordinary Course of the Business, that have a monetary value greater than $25,000.

"Merger Consideration" means the Stock Consideration, the Cash Consideration and Contingent Consideration.

"Merger  Securities" means the Stock Consideration and Contingent Consideration.

"Non-Operating Expenses" means any and all costs, fees and expenses that are not both (i) related to Surviving Entity's day-to-day operations, consistent with past practices, and (ii) reasonably necessary in the Ordinary Course of Business of Surviving Entity's business, as conducted prior to the Closing Date, and any other unusual, one-time or non-recurring expenses.

"Order" means any judgment, injunction, judicial or administrative order or decree.

"Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person's past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.
"Parent Common" means Parent's currently authorized common stock, par value $0.001 per share, and stock of any other class or other consideration into which such currently authorized common stock may hereafter have been changed.

"Parent  SEC  Documents" has the meaning ascribed to such term in Section 6.5.1.

"Participating  Holders" has the meaning ascribed to such term in Section 8.2.1.

"Permit"  has  the  meaning  ascribed  to  such  term  in  Section  5.16.2.

"Permitted Lien" means (i) mechanics', workmen's, carriers', repairmen's or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue, (ii) statutory liens for Taxes, assessments and other similar governmental charges that are not overdue, or
(iii) Liens that arise under zoning, land use and other similar imperfections of title that arise in the Ordinary Course of Business and that, in the aggregate, do not materially affect the value, use or marketability of the property subject thereto.

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

"Prohibited Business" means any business entity whose activities, products, or services are competitive with those of Company, Sub or Parent, including products and services in development for which Company, Sub or Parent have adopted a plan for bring such product or service to market or expended significant resources.

     "Registrable Securities" means any Merger Securities until (i) a registration statement under the Securities Act covering such Merger Securities shall have been declared effective and such Merger Securities shall have been disposed of pursuant to such effective registration statement, or (ii) such Merger Securities shall have been sold under circumstances in which all of the conditions of Rule 144 (or any similar provisions then in force) under the Securities Act were met or such Merger Securities may be sold pursuant to Rule 144(k).

     "Returns"  has  the  meaning  ascribed  to  such  term  in  Section  5.11.

"SEC" means the Securities and Exchange Commission or any other federal agency administering the Securities Act at the time.

"Securities Act" means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such successor federal statute.

"Stock  Consideration"  has the meaning ascribed to such term in Section 3.3.1.

"Sub  Indemnity  Claim"  has the meaning ascribed to such term in Section 10.1.

"Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation
(irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

"Surviving  Entity"  means  Sub  after  the  Merger.

"Targets"  means  the  2004  Tier  1  Goal,  2004  Tier  2  Goal and 2005 Goal.

"Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by a party to this Agreement, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability of a party to this Agreement for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of a party to this Agreement for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) any liability of a party to this Agreement for the payment of any amounts as a result of being a party to any tax-sharing agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

"Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

"Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

"Threshold  Amount"  has  the  meaning ascribed to such term in Section 10.3.1.

"Transaction Costs" means any and all costs, fees and expenses relating to or arising from the transaction contemplated by this Agreement, including without limitation (i) investment bankers' fees, consulting fees, brokers' fees, accounting fees, attorneys' fees, financing fees, and other costs incurred by Parent or Sub to consummate the transaction; (ii) any corporate overhead or centralized administrative expenses allocated to Surviving Entity by Parent; and
(iii) cash payments made to the Company Shareholders pursuant to Section 3.3.2 and 3.3.3.1.

"2004 Integration Plan" means the Integration Plan jointly prepared by Parent and Company for fiscal year 2004, conforming to the form of the attached Exhibit G.

"2004  Tier  1  Goal" has the meaning ascribed to such term in Section 3.3.3.1.

"2004  Tier  2  Goal" has the meaning ascribed to such term in Section 3.3.3.2.

"2005 Business Plan" has the meaning ascribed to such term in Section 3.3.3.6.

"2005  Goal"  has  the  meaning  ascribed  to  such  term  in  Section 3.3.3.3.

                             ARTICLE II  THE MERGER

     2.1 Effective Time. On the Closing Date, the parties shall deliver the Agreement of Merger for filing with the Secretary of State of California in accordance with Section 1103 of the CGCL. The Merger shall be effective upon such filing as provided by Section 1103 of the CGCL (the "Effective Time").

2.2 Effect of the Merger. At the Effective Time, the separate existence of Company shall cease, and Sub, as the surviving entity, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) shall be subject to all actions previously taken by its and Company's Board of Directors, (iii) shall succeed, without transfer, to all of the assets, rights, powers and property of Company in the manner as more fully set forth in Section 1107 of the CGCL, (iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time, and (v) shall succeed, without transfer, to all of the debts, liabilities and obligations of Company in the same manner as if Sub had itself incurred them, all as more fully provided under the applicable provisions of the CGCL.

2.3 Articles of Incorporation. Upon the effectiveness of the Merger, the articles of incorporation of Sub as in effect immediately prior to the Effective Time shall continue in full force and effect as the articles of incorporation of the Surviving Entity until duly amended in accordance with the provisions thereof and applicable law.

2.4 Bylaws. The bylaws of Sub as in effect immediately prior to the Effective Time shall continue in full force and effect as the bylaws of the Surviving Entity until duly amended in accordance with the provisions thereof and applicable law.

2.5 Name Change. Upon the effectiveness of the Merger, the Sub shall change its name to The Mayo Group, Inc.

2.6 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity until their respective successors shall have been duly elected and qualified or as otherwise provided by law or the articles of incorporation and the bylaws of the Surviving Entity.

                      ARTICLE III  CONVERSION OF SECURITIES

     3.1 Capital Stock. The authorized number of shares of common stock of Sub immediately prior to the Effective Time shall be the authorized number of shares of common stock of the Surviving Entity (as defined in the Agreement of Merger) from and after the Effective Time.
3.2 No Conversion of Sub Common. Each shares of common stock of Sub issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding shares of common stock of the Surviving Entity from and after the Effective Time.

3.3 Conversion of Company Common. At the Effective Time, all of the then issued and outstanding shares of Company Common, shall, by virtue of the Merger, be converted into the right to receive the following:

3.3.1 Stock Consideration. Six Million One Hundred and Five (6,000,105) shares of Parent Common (the "Stock Consideration"), to be issued to the Company Shareholders on a pro-rata basis, as set forth in Schedule 3.5.

3.3.2 Cash Consideration. Three Hundred Thousand Dollars ($300,000) in immediately available cash (the "Cash Consideration"), to be paid to the Company Shareholders on a pro-rata basis, as set forth in Schedule 3.5.

3.3.3 Contingent Consideration. Six Million One Hundred and Five (6,000,105) shares of Parent Common to be issued to the Company Shareholders on a pro-rata basis, as set forth in Schedule 3.5 (the "Contingent Securities") to be deposited into an escrow account (the "Contingent Consideration Escrow Account") on the Closing Date and Three Hundred and Fifteen Thousand Dollars ($315,000) (collectively "Contingent Consideration"), to be deposited into the Contingent Consideration Escrow Account on or before March 31, 2005, pursuant to the terms of the Contingent Consideration Escrow Agreement attached hereto as Exhibit B as additional consideration for the Merger. The cash and shares of stock deposited in the Contingent Consideration Escrow Account shall be released and distributed to the Company Shareholders on a pro-rata basis, as set forth in Schedule 3.5, upon the satisfaction of the following conditions:

     3.3.3.1 If the Surviving Entity's 2004 EBITDA exceeds Eight Hundred Thousand Dollars ($800,000) for the fiscal year 2004 ("2004 Tier 1 Goal"), then as of date on which Parent files its Form 10-SKB or 10-K, as required, for fiscal year 2004, or April 15, 2005, whichever is earlier, the $315,000 cash and 1,500,105 shares of Contingent Securities shall be released and distributed to the Company Shareholders. In the event that the 2004 EBITDA is equal to or greater than 75% but less than 100% of the 2004 Tier 1 Goal, then that portion of the Contingent Consideration that is equal to the percentage of the performance goal actually obtained by the Company multiplied by the Contingent Consideration shall be released from the Contingent Consideration Escrow Account and distributed to the Company Shareholders. In the event that the 2004 EBITDA is less than 75%, then the Contingent Consideration for 2004 Tier 1 Goal shall be released from the Contingent Consideration Escrow Account and returned to Parent.

3.3.3.2 If the Surviving Entity's 2004 EBITDA exceeds $1,625,000 for fiscal year 2004 ("2004 Tier 2 Goal"), then as of date on which Parent files its Form 10-SKB or 10-K, as required, for fiscal year 2004 or April 15, 2005, whichever is earlier, in addition to the payment set forth in Section 3.3.3.1, an additional 2,250,000 shares of Contingent Securities shall be released and distributed to the Company Shareholders.

3.3.3.3 If the Surviving Entity's revenue for fiscal year 2005 is generated from at least seven (7) separate sales transactions and its 2005 EBITDA exceeds

$3,750,000 ("2005 Goal"), then as of date on which Parent files its Form 10-SKB or 10-K, as required, for fiscal year 2005 or April 15, 2006, whichever is earlier, 2,250,000 shares of Contingent Securities, plus any unearned portion of Contingent Consideration under Section 3.3.3.2, shall be released and distributed to the Company Shareholders.

3.3.3.4 If during the time that the Contingent Consideration are held in the Contingent Consideration Escrow Account, Parent Common shall change into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of shares of the Contingent Securities shall be adjusted accordingly.

3.3.3.5 Subject to Section 3.3.3.3, any Contingent Consideration remaining in the Contingent Consideration Escrow Account not to be distributed to the Company Shareholders at the time of the determination of the Targets (i.e., the earlier of the date on which Parent files its Form 10-KSB or 10-K, as required, for fiscal year 2004 or 2005 (respectively) or April 15, 2005 or April 15, 2006 (respectively))shall be released and returned to Parent at such time.

3.3.3.6 The parties agree that Company Shareholders' right to Contingent Consideration requires that Parent take reasonable, good faith efforts to cause Surviving Entity to achieve the Targets as set forth in this Agreement, and Parent represents and warrants that it has, and will have, no strategy nor take action regarding the operations of Surviving Entity's business that would render the attainment of the Targets unachievable. The parties agree that, until such time as the Company Shareholders have no further right to receive Contingent Consideration, the operating guidelines set forth in the 2004 Integration Plan, which includes an operating budget for fiscal year 2004, shall be followed as the standards for the operation of Surviving Entity. The parties agree that any changes to the 2004 Integration Plan will have to be approved by the Board of Directors of Parent and Alan Mayo as the designated representative of the Company Shareholders. Additionally, the parties also agree to prepare a business plan and operating budget for fiscal year 2005 ("2005 Business Plan") no later than December 1, 2004. The operating guidelines set forth in the 2005 Business Plan shall be followed as the standards for the operation of Surviving Entity in fiscal year 2005.



3.3.3.7 For purposes of calculating the EBITDA the following items shall be eliminated from expenses of Company: (i) Transaction Costs; (ii) Non-Operating Expenses; (iii) administrative and general costs incurred by Parent or its Affiliates which are allocated to Surviving Entity (but excluding those administrative and general costs set forth in the 2004 Integration Plan and 2005 Business Plan). Additionally, for purposes of calculating 2004 EBITDA in
Section 3.3.3.1, 3.3.3.2 and 3.3.3.3, the EBITDA of Company from January 1, 2004 through Closing should be included in these calculations.

3.3.3.8 Notwithstanding anything to the contrary contained herein, if, at any time from the Closing Date until December 31, 2005, Alan Mayo is terminated from employment by Surviving Entity without Cause (as such term is defined in Alan Mayo's Employment Agreement), then all unpaid Contingent Consideration at the time of employment termination shall pro-ratably be distributed to the Company Shareholders, whether or not the Targets have been met for the then current or future calculation periods.

3.3.3.9 Surviving Entity shall calculate the EBITDA for 2004 and 2005 and deliver the results to Parent and Company Shareholders no later than thirty (30) days after the finalization of the Surviving Party's annual financial statements. Any dispute regarding calculation of EBITDA shall be resolved by the parties within thirty (30) days after delivery of the annual financial statements by Surviving Party, or if not so resolved, shall be submitted to an independent accounting firm which shall, within thirty (30) days after such submission, determine and report to Parent and Company Shareholders upon the dispute regarding the annual financial statements in question, and such report shall be final, binding and conclusive on the Company, absent manifest error. The fees and disbursements of the independent accounting firm shall be borne by:
(i) Parent, if the calculation of EBITDA changes by an upward adjustment of more than 5% after review by the independent accounting firm, (ii) the Company Shareholders, if the calculation of EBITDA changes by a downward adjustment of more than 5%, or (iii) the parties equally, if the calculation of EBITDA does not change by more than 5%.

3.3.3.10 Each of the Targets are distinct contingencies. Except as set forth in Section 3.3.3.3, if any such Target is not achieved by the Surviving Entity, then all Contingent Consideration associated with such particular Target shall be returned to Parent and the Company Shareholders shall be deemed to have forfeited such portion of the Contingent Consideration.



3.4 Rights of the Company Shareholders. At the Effective Time, the Company Shareholders shall cease to have any rights as shareholders of Company. Each Company Shareholder, upon proper surrender of each certificate representing Company Common shall receive promptly in exchange for each such certificate the Cash Consideration and Stock Consideration in accordance with Section 3.5. Pending such surrender and exchange, such holder's certificate or certificates for shares of Company Common shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence Stock Consideration subject to the provisions of this Agreement and the Agreement of Merger and the right to receive a portion of the Cash Consideration as provided by this Agreement and the Agreement of Merger. The registered owner on the books and records of Parent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Sub, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of Parent represented by such outstanding certificate as provided above.

3.5     Exchange.  On  the  Closing  Date,  Parent  and Sub shall distribute the
Merger Securities and Cash Consideration. The allocation of the Merger Consideration as among the Company Shareholders shall be in accordance with
Schedule 3.5. The board of directors of Parent shall resolve to issue and issue the Merger Securities to each person nominated to receive the Merger Securities. Holders of the Merger Securities shall be entitled to participate in any registration, reorganization or recapitalization of Parent on the same terms as other Parent shareholders.
3.6 Closing of Stock Transfer Books. The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of Company Common which is not registered in the transfer records of Company, the consideration to be distributed pursuant to this Agreement and the Agreement of Merger may be delivered to a transferee, if the certificate representing such Company Common is presented to Sub, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Sub shall be entitled to rely upon the stock transfer books of Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Company Common, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Sub shall be entitled to deposit any consideration represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such consideration.

                   ARTICLE IV  CLOSING AND CLOSING DELIVERIES

4.1 The Closing. The closing of the Merger (the "Closing") will take place at the offices of Jones Day, 555 West Fifth Street, Los Angeles, CA 90013, upon the delivery of the documents referenced in Section 4.2, 4.3 and 4.4 of this Agreement and confirmation of filing of the Agreement of Merger with the Secretary of State of California, unless the parties agree in writing to change the Closing to another time, date or place. The date upon which the Closing occurs is herein called the "Closing Date".

4.2 Deliveries by Company. At the Closing, Company will deliver to Parent and Sub:

4.2.1 A certificate of Company's Secretary or Assistant Secretary certifying as to Company's articles of incorporation, bylaws or other comparable documents and to the due adoption of resolutions adopted by its Board of Directors authorizing the execution of this Agreement and each Ancillary Closing Agreement to which it is a party and the taking of any and all actions, including the approval by the Company Shareholders, deemed necessary or advisable to consummate the transactions contemplated herein.

4.2.2 Each Ancillary Closing Agreement required to be duly executed and delivered by Company.

4.2.3 Evidence of approval by the Company Shareholders of the Merger and this Agreement.

4.2.4 Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

4.3 Deliveries by Sub. At the Closing, Sub will deliver or cause to be delivered to Company and the Company Shareholders:

4.3.1 A certificate of Sub's Secretary or Assistant Secretary certifying as to Sub's articles of incorporation, bylaws or other comparable documents and to the due adoption of resolutions by its Board of Directors authorizing the execution of this Agreement and each of the Ancillary Closing Agreements to which it is a party and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

4.3.2 Each Ancillary Closing Agreement required to be duly executed and delivered by Sub.

4.3.3 Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

4.4 Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company Shareholders, the Contingent Consideration Escrow Account, or Indemnity Escrow Account:

4.4.1 A certificate of Parent's Secretary or Assistant Secretary certifying the adoption or resolution by its Board of Directors authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein.

4.4.2 The Cash Consideration, eighty five percent (85%) of which shall be wired to Company Shareholders in accordance to the wire instructions contained in Schedule 4.4 and confirmed by the Company Shareholders, and fifteen percent (15%) of which shall be deposited into the Indemnity Escrow Account.

4.4.3 The stock certificates representing the Stock Consideration, eighty five percent (85%) of which shall be delivered to the Company Shareholders in the amount set forth in Schedule 3.5, and fifteen percent (15%) of which shall be deposited into the Indemnity Escrow Account.

4.4.4 The Contingent Consideration to be delivered at Closing to be deposited into the Contingent Consideration Escrow Account.

4.4.5 The new employment agreement of Joseph J. Flynn, Chairman and CEO of Parent attached hereto as Exhibit H.

4.4.6 Such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Closing Agreements and to comply with the terms hereof and thereof.

4.5 Escrow for Indemnification. At Closing, Parent shall deposit fifteen percent (15%) of the Stock Consideration and Cash Consideration in escrow pursuant to the terms of the Indemnification Escrow Agreement attached hereto as Exhibit E, for the purpose of securing the Company Shareholders' obligation under Section 10.1 (the "Indemnification Escrow Account"). From time to time on or before the date that is twelve (12) months after the Closing Date (the "Escrow Release Date"), Parent may give notice to the Company Shareholders specifying in reasonable detail the nature and dollar amount of any indemnification claim it may have under Section 10.1. If Company Shareholders give notice to Parent disputing any indemnity claim (a "Counter Notice") within fifteen (15) days following receipt by Company Shareholders of the notice regarding such claim, then the parties shall use their best efforts to resolve their differences amicably. If the parties are unable to resolve their differences within 15 days, then the matter shall be referred to arbitration as provided under Section 12.8. If no Counter Notice is received by Parent within such 15-day period, then the dollar amount of claim as set forth in Parent's notice shall be deemed established for purposes of this Agreement and, at the end of such 15-day period, distributed to Parent pursuant to the terms of the Indemnification Escrow Agreement. On the Escrow Release Date, any and all amounts remaining in the Indemnity Escrow Agreement shall be released and distributed to the Company Shareholders on a pro-rata basis in accordance with
Schedule 3.5, unless there is at that time a pending dispute or notice by Parent. In such a case, the amount that is equal to the pending claim shall remain in the Indemnification Escrow Account pending the resolution of such claim.


              ARTICLE V  REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company and the Company Shareholders represent and warrant to Sub as of the date hereof as follows, subject to any exceptions set forth in the Disclosure Schedules.

5.1 Corporate Existence and Power. Company is a corporation duly incorporated and validly existing under the laws of the State of California. Company has all corporate power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on the Business.

5.2 Corporate Authorization; Enforceability. The execution, delivery and performance by Company of this Agreement and each of the Ancillary Closing Agreements are within Company's corporate powers and have been duly authorized by the necessary corporation action of Company.

5.3 Governmental Authorization. The execution, delivery and performance by Company of this Agreement requires no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

5.4 Non-Contravention; Consents. Except as set forth in Schedule 5.4, the execution, delivery and performance by Company of this Agreement and each Ancillary Closing Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing, (i) violate the articles of incorporation or bylaws of Company, (ii) violate any applicable
Order or, to the Knowledge of Company, Law, (iii) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Company or any licenses to which Company is a party), except where the failure to do so would not have a Material Adverse Effect, (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Company or to a loss of any benefit to which Company is entitled under, any Contract, agreement or other instrument binding upon Company or any license, franchise, Permit or other similar authorization held by Company, except where breach, conflict or default would not have a Material Adverse Effect, or (v) result in the creation or imposition of any Lien on any asset of Company.

5.5 Capitalization. The authorized, issued and outstanding capital stock of Company solely consists of One Million (1,000,000) shares of common stock of which One Hundred Five Thousand Two Hundred Sixty-Five (105,265) shares are outstanding prior to the Effective Time. All of the outstanding shares of capital stock of Company are duly authorized, validly issued and fully paid and nonassessable. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Company at any time, or upon the happening of any stated event, any shares of the capital stock of Company whether or not presently issued or outstanding.

5.6     Subsidiaries.  Company  has  no  Subsidiaries.

5.7     Company  Financial  Statements;  Book  and  Records.

5.7.1 Company has heretofore furnished Sub with a true and complete copy of the Company Year End Financials. The Company Year End Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the period indicated. The Company Year End Financials fairly present in all material respects the financial position and results of operations of Company at December 31, 2003 and the results of the operations and cash flows of Company for the period then ended.

5.7.2 Since December 31, 2003, there have been no changes in Company's reserve, accrual or other material accounting policies.

5.7.3 The books of account, minute books, stock record books and other records of Company, all of which have been made available to Sub, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices and under an adequate system of internal controls.

5.7.4 The accounts and notes receivable of Company reflected on the balance sheet included in the Company Year End Financials, and all accounts and notes receivable arising subsequent to January 1, 2004, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Company.

5.7.5 All inventory of Company reflected on the balance sheet included in the Company Year End Financials consisted of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for damage and outdated items. Except for Permitted Liens and Liens disclosed in Schedule 5.18 or as disclosed in the notes to the Company Year End Financials, all items included in the inventory of Company are the property of the Company, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Authorities.

5.8 Customers. Schedule 5.8 lists all of the customers of Company for fiscal year 2003.

5.9 Bank Accounts. Schedule 5.9 sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and
(ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Company having signatory power with respect thereto.

5.10 No Powers of Attorney. Company does not have any powers of attorney or comparable delegations of authority outstanding.

5.11 Tax Matters. Company has prepared and filed all required federal, state and local income returns, estimates, information statements and reports ("Returns"), has paid all taxes, assessments, fees and charges when and as due under such Returns and has made adequate provision for the payment of all other taxes, assessments, fees and charges shown on such Returns or on assessments received by Company, except where the failure to do so would not have a Material Adverse Effect. No deficiency assessment or proposed adjustment of Company's federal, state and local Taxes is pending or, to the Knowledge of Company, threatened.

5.12 Absence of Certain Changes. Except as set forth in Schedule 5.12, since January 1, 2004, to the Knowledge of Company, there has not been any event, occurrence, development, circumstances or state of facts which has had or which could reasonably be expected to have a Material Adverse Effect. Since January 1, 2004, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to the Business. Company has not sold, transferred, disposed of, or incurred a Lien upon, any Intellectual Property Right or Company's assets since January 1, 2004.

5.13     Material  Contracts.

5.13.1 Schedule 5.13 contains a list of Material Contracts to which Company is a party or by which any of its assets and properties is bound.

5.13.2 Each Material Contract disclosed in Schedule 5.13 is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Company; and neither Company, nor, to the Knowledge of Company, any other party to such Material Contract is, or has received notice that it is, in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract) in any material respect.

5.13.3 The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (iii) result in the creation or imposition of any Lien upon Company or any of its assets and properties under any Material Contract.

5.13.4 Company has not granted any third party the right to supply any products or services of Company to any other third party which cannot be terminated without cause on thirty (30) days or less notice to the applicable contractor. No agreement for supply of the products or services of Company obligates Company, and no agreement would obligate Sub or Parent after the Closing Date, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which Company has licensed the use of any products of the Business to any third party obligates Company to provide any change in specification in the performance of such products or to provide new products or services.

5.14 Insurance Coverage. Schedule 5.14 contains a list (including the names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all of the insurance policies covering the assets, Business, operations, employees, officers and directors of Company. There is no material claim by Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company has complied in all material respects with the terms and conditions of all such policies and bonds. Each policy listed in Schedule 5.14 is valid and binding and in full force and effect and is placed with financially sound and reputable insurers and, in light of the respective Business, operations and assets and properties of the Company, are in amounts and have coverage that are reasonable and customary for Persons engaged in such businesses and operations and having such assets and properties. Neither the Company nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 5.14 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

5.15 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the Knowledge of Company, threatened, against or affecting Company or its properties before any court or arbitrator or any Governmental Authority (which action, suit, investigation, arbitration or administrate or other proceeding would, if decided adversely to Company, have a Material Adverse Effect) or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Closing Agreements. Company does not know of any valid basis for any such action, proceeding or investigation. There are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against Company, Company's assets or the Business.

5.16     Compliance  with  Laws;  Permits.

5.16.1 Company has not been given notice of or been charged by any Governmental Authority with, in violation of or, to Company's Knowledge, under investigation with respect to, any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.16.2 Schedule 5.16 sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the "Permits") issued and held by or on behalf of Company or required to be so issued and held to carry on the Business as currently conducted. Except as disclosed in
Schedule 5.16, to the Knowledge of Company, each Permit is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated hereby. To the Knowledge of Company, Company is not in default under, and, to the Knowledge of Company, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any material Permit held by Company.

5.17 Real Property Leases. Schedule 5.17 sets forth a list of the Company's real property leases. The Company owns no real property. All of the leases are valid and binding agreements of Company. Company is a tenant in good standing thereunder and all rents due under such leases have been paid. The Company is not in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. To the Knowledge of Company, there is no event, occurrence, condition or act which, with the giving of notice or the passage of time or both, or the happening of any other event or condition, could reasonably be expected to become a material default or event of default under any such lease. To the Knowledge of Company, Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has good and valid rights of ingress and egress to and from all the real property from and to the public street systems for all usual street, road and utility purposes.

5.18 Tangible Personal Property. Company is in possession of and has good title to all tangible personal property reflected in the Company Year End Financial Statements, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 5.18. The tangible personal property of Company are in good repair and operating condition in accordance with Company's general maintenance policies (normal wear and tear excepted).

5.19     Intellectual  Property.

5.19.1 Schedule 5.19(a) sets forth a list of all Intellectual Property Rights for which Company either has legal ownership or valid and binding contractual rights to use such Intellectual Property Rights.

5.19.2 Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

5.19.3 The conduct of the Business by Company as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of Company, threatened, that, in either case, involves a claim of infringement by Company of any Intellectual Property Right of any third party, or challenging Company's ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in Schedule 19(a). Company has no Knowledge of any basis for any such claim of infringement and no Knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 5.19(a).

5.19.4   No  Intellectual  Property  Right  listed  or  required to be listed in
Schedule 5.19(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Company or restricting the licensing thereof by Company to any Person except as set forth in Schedule 5.19(b).

5.20 Environmental Matters. To the Knowledge of Company, there is no existing practice, action or activity of Company and no existing condition of the Properties and the Business, which will give rise to any civil or criminal liability under, or violate or prevent compliance with, any health or occupational safety or other applicable Environmental Law. Company has not received any notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Environmental Law related to the Property or the Business. Seller is in all respects in compliance with the Permits and the requirements thereof.

5.21     Employee  Matters.

5.21.1 Schedule 5.21(a) contains a complete and accurate list of the following information for each employee, officer or director of Company: name; job title; current compensation paid or payable and any change in compensation since December 31, 2003.

5.21.2 The Company does not have any collective bargaining agreements covering any of its employees and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business. The Company is not aware of any key employee of the Company who has any plans to terminate his or her employment with the Company. Except for the health insurance plan disclosed in
Schedule 5.21(b), the Company does not have any deferred compensation, pension, profit sharing, bonus, insurance, severance or other similar employee benefit plan or obligation covering any of its employees or any plan subject to ERISA. To the Company's knowledge, the Company has complied with all applicable state and federal equal employment opportunity laws relating to employment.

5.22 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Company who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement.

5.23 No Undisclosed Liabilities. Company and the Company Shareholders have no liabilities, obligations or commitments of any nature relating to the Business (whether known of unknown, and whether absolute, accrued, contingent or otherwise, and whether matured or unmatured), except for those liabilities which are disclosed to Parent in the Financial Statements, the Disclosure Schedules, and those liabilities which have been incurred in the Ordinary Course of Business since December 31, 2003 or arising under this Agreement.

          ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF SUB AND PARENT

     Sub and Parent represent and warrant to Company and Company Shareholders as of the date hereof as follows:

6.1 Corporate Existence and Power of Parent. Parent is a corporation duly organized and validly existing under the laws of Nevada. Parent has all corporate or similar power and all governmental license, authorizations, Permits, consents and approvals required to carry on its business as now conducted.

6.2 Corporate Authorization; Enforceability of Parent. The execution, delivery and performance by Parent of this Agreement and each of the Ancillary Closing Agreements are within Parent's corporate power and have been duly authorized by the necessary corporate action of Parent.

6.3 Capitalization of Parent. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value at $0.001, of which 28,703,246 shares are issued and outstanding, and which are traded on the OTC Bulletin Board, and 10,000,000 shares of preferred stock, par value at $0.001, none of which are issued and outstanding. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued and fully paid and nonassessable. Parent has reserved 4,400,000 shares of its common stock for warrants and issuance under plans or arrangements approved by the Board of Directors to employees, officers, or directors of, or consultants to the Company, 3,677,095 shares of which are subject to outstanding options or warrants immediately prior to the Closing. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth above, there are no options, warrants or other rights to purchase any of Parent's authorized and unissued capital stock.

6.4 Valid Issuance of Stock. The Merger Securities, when issued and delivered by Parent in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfers other than restrictions on transfers under this Agreement and applicable federal or state securities laws. Based in part on the representations made by the Company Shareholders in Section 7 hereof, the Merger Securities will be issued in compliance with the Securities Act and all applicable state securities or "blue sky" laws.

6.5     SEC  Filings  of  Parent.

6.5.1 Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since August 29, 1995 (collectively, the "Parent SEC Documents"). As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except (i) as reflected in such financial statements, in the notes thereto or elsewhere in Parent SEC Documents or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby, Parent does not have any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

6.5.2 Since the date of the balance sheet included in Parent's report on Form 10-K for the period ended on December 31, 2003, and until the date hereof, there has not occurred any Material Adverse Effect on Parent nor has there been, with the exception of this Agreement, any transaction outside of the Ordinary Course of Business.

6.5.3 Parent is in compliance with Sarbanes-Oxley Act of 2002 and the final rules and regulations the SEC promulgated thereunder applicable to OTC Bulletin Board traded companies.

6.6 Corporate Existence and Power of Sub. Sub is a corporation duly organized, validly existing and in good standing under the laws of California. Sub has all corporate or similar power and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Since the date of its organization. Sub has neither engaged in or transacted any business of activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement. Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and other than this Agreement, is not a party to any contract, agreement or undertaking of any nature. All of the issued and outstanding shares of common stock of Sub are owned of record and beneficially by Parent, free and clear of any encumbrance.

6.7 Corporate Authorization; Enforceability Against Sub. The execution, delivery and performance by Sub of this Agreement and each of the Ancillary Closing Agreements are within Sub's corporate power and have been duly authorized by the necessary corporate action.

6.8 Governmental Authorization. The execution, delivery and performance by Sub or Parent of this Agreement and each of the Ancillary Closing Agreements require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority other than filings pursuant to the Securities Act and applicable state securities laws.

6.9 Non-Contravention; Consents. The execution, delivery and performance by Sub or Parent of this Agreement and each Ancillary Closing Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not at the Closing (i) violate the articles of incorporation or bylaws of Parent and the articles of organization or operating agreement of Sub, (ii) violate any applicable Law or Order, (iii) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person, (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or to a loss of any benefit to which Parent is entitled under, any Contract, agreement or other instrument binding upon Parent or any license, franchise, Permit or other similar authorization held by Parent, or (v) result in the creation or imposition of any Lien on any asset of Parent.

6.10 Litigation. There is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the Knowledge of Sub or Parent, threatened against or affecting Sub or Parent or any of Sub or Parent's properties before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the Ancillary Closing Agreements.

6.11 Compliance with Laws. Neither Sub nor Parent is not in violation of, has been given notice of or been charged by any Governmental Authority with, or, to the Knowledge of Sub or Parent, under investigation with respect to, any applicable Law or Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.12 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sub or Parent who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Closing Agreements.

         ARTICLE VII  INVESTMENT REPRESENTATIONS OF COMPANY SHAREHOLDERS

     Each of the Company Shareholders represents and warrants to Sub and Parent, as to his own portion of the Merger Securities, the following:

7.1 Purchase for Own Account. The Merger Securities to be received by each Company Shareholder hereunder will be acquired for investment for each Company Shareholder's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Company Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

7.2 Investment Experience. Each Company Shareholder: (i) can bear the economic risk of his ownership in the Merger Securities and has such knowledge and experience in financial or business matters that such Company Shareholder is capable of evaluating the merits and risks of acquiring the Merger Securities and protecting his own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with Parent and certain of its officers, directors or controlling persons of a nature and duration that enables such Company Shareholder to be aware of the character, business acumen and financial circumstances of such persons.

7.3     Restricted  Securities.  Each  Company  Shareholder understands that the
Merger Securities are characterized as "restricted securities" under SEC Rule 144(a)(3). In this connection, each Company Shareholder represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Company Shareholder understands that Parent is under no obligation to register any of the securities issued hereunder except as provided in Article VIII of this Agreement. Each Company Shareholder understands that no public market now exists for any of the Merger Securities and that it is uncertain whether a public market will ever exist for the Merger Securities.

7.4 Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Company Shareholder further agrees not to make any disposition of all or any portion of the Merger Securities unless and until:

7.4.1 there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

7.4.2 (i) such Company Shareholder shall have notified Parent of the proposed disposition and shall have furnished Parent with a statement of the circumstances surrounding the proposed disposition, and (ii) such Company Shareholder shall have furnished Parent, at the expense of such Company
Shareholder or its transferee, with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such securities under the Securities Act.

7.4.3 Notwithstanding the provisions of Section 7.4.1 and 7.4.2 above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any

Merger Securities in compliance with SEC Rule 144 or Rule 144A, or (ii) for the transfer by gift, will or intestate succession by any Company Shareholder to his spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 7 to the same extent as if the transferee were an original Company Shareholder hereunder.

7.5 Legends. It is understood that the certificates evidencing the Merger Securities will bear the legends set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN
STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDER SHOULD BE AWARE THAT HE MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed by Parent from any certificate evidencing Merger Securities upon delivery to Parent of an opinion by counsel, reasonably satisfactory to Parent, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Parent issued the Merger Securities.

                        ARTICLE VIII  REGISTRATION RIGHTS

8.1 Piggyback Registration. If Parent at any time or from time to time proposes to file a registration statement under the Securities Act with respect to an offering of shares of Parent Common (i) for Parent's own account or (ii) for the account of any holders of shares of Parent Common, options, or convertible securities other than Merger Securities, then Parent at each such time shall give prompt written notice of such proposed filing to each holder of Registrable Securities (but in no event less then ten (10) Business Days before the anticipated filing date), and such notice shall offer each holder of Registrable Securities the opportunity to register such number of Registrable Securities as the such holder may request, by notice to Parent within five (5) Business Days, on the same terms and conditions as the other shares of Parent Common to be included in such offering.

8.1.1   If  the  registration of which Parent gives notice pursuant to this
Section 8.1 is for an underwritten public offering, (i) the notice provided by Parent shall so state,

(ii) the right of any holder of Registrable Securities to cause Parent to register such holders' Registrable Securities pursuant to this
Section 8.1 shall be conditioned upon the inclusion of such holder's Registrable Securities in the underwriting to the extent provided herein and (iii) all holders of Registrable Securities proposing to include their Registrable Securities in the registration shall enter into an underwriting agreement in customary form for such an underwritten offering with the representative(s) of the underwriters selected by Parent.

8.1.2 Notwithstanding any other provision of this Section 8.1, if an offering for which Parent gives notice pursuant to Section 8.1.1 is to be underwritten and the representative(s) of the underwriters for the offering advises Parent that marketing factors require a limitation on the amount of securities to be underwritten, (i) Parent shall so advise all holders of Registrable Securities requesting registration pursuant to this Section 8.1 and (ii) the amount of Registrable Securities requested to be offered may be excluded or reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such representative(s) of the underwriters; provided that the right of the underwriters to exclude Registrable Securities from the registration and underwriting as described above shall be restricted so that number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration.

8.1.3 Parent may withdraw its notice of proposed registration given pursuant to Section 8.1.1 at any time by giving written notice to each holder of Registrable Securities, whereupon Parent shall not be required to cause such proposed registration to be effected. The holders of Registrable Securities shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statements as may be filed by Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

8.2 Registration Procedures. Upon receipt of a request for registration of Registrable Securities pursuant to Section 8.1, Parent will thereupon use its best efforts to effect the registration of the Registrable Securities that are the subject of such request as expeditiously as possible, subject to the provisions of Section 8.1 and in connection therewith:

8.2.1 Parent will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which Parent then qualifies and which counsel for Parent shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof; Parent will include in such registration statement all information that any holder of such Registrable Securities (collectively, the "Participating Holders") shall reasonably request for the purpose of conforming such registration statement to the requirements of applicable law or of correcting any material misstatement or omission therein; and Parent will use its best efforts to cause such filed registration statement to become and remain effective until the securities covered by such registration statement are sold but not for more than 180 days;

8.2.2 Prior to filing such registration statement or any amendment or supplement thereto, Parent will furnish to the Participating Holders, their counsel and to each managing underwriter, if any, copies thereof, and thereafter furnish to the Participating Holders, their counsel and to each managing underwriter, if any, such number of copies of such registration statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) in the prospectus included in such registration statement (including each preliminary prospectus) as the Participating Holders, their counsel or any managing underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

8.2.3 After the filing of the registration statement, Parent will promptly notify each Participating Holder of any stop order issued or, to Parent's Knowledge, threatened to be issued by the SEC and take all reasonable actions as soon as reasonably practicable to prevent the entry of such stop order or to remove it if entered.

8.2.4 Parent will use its best efforts to register or qualify the Registrable Securities to be offered by the Participating Holders for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as any Participating Holder shall reasonably request; provided that Parent will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 8.2.4, (ii) subject itself to taxation in any such jurisdiction or
(iii)  consent  to  general  service  of  process  in  any  such  jurisdiction.

8.2.5 At any time when a prospectus relating to a sale of Registrable Securities is required by law to be delivered in connection with sales by an underwriter or dealer, Parent will promptly notify each Participating Holder of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Parent will promptly make available to each Participating Holder and to the underwriters any such supplement or amendment. Upon receipt of any notice from Parent of the occurrence of any event of the kind described in the preceding sentence, the Participating Holder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt by the Participating Holder and the underwriters of the copies of such supplemented or amended prospectus and, if so directed by Parent, the Participating Holder will deliver to Parent all copies, other than permanent file copies then in the Participating Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event Parent shall give such notice, the 180-day period during which such registration statement is required to be maintained effective as provided in Section 8.2.1 shall be extended by the number of days during the period from and including the date of the giving of such notice to the date when Parent shall make available to the Participating Holder such supplemented or amended prospectus.

8.2.6 Parent will furnish to each Participating Holder and to each underwriter a signed counterpart, addressed to the Participating Holder or underwriter, of
(i) an opinion or opinions of counsel to Parent and (ii) a comfort letter or comfort letters from Parent's independent public accountants, each in customary form and reasonably satisfactory in form and substance to each Participating Holder and underwriter, and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as any Participating Holder or the managing underwriter or underwriters reasonably request.

8.2.7 Parent will use its best efforts to cause all Registrable Securities registered pursuant to this Article VIII to be listed on each securities exchange on which securities issued by Parent of the same class as such Registrable Securities are then listed or to cause such Registrable Securities to be quoted on the NASDAQ National Market System if other securities issued by Parent of the same class are quoted thereon.

8.2.8 Parent will promptly notify each Participating Holder and the managing underwriter or underwriters, if any, (i) when the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (ii) of any request by the SEC for any amendment or supplement to the registration statement or the prospectus or for additional information; and (iii) of the receipt by Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws or any jurisdiction or the initiation or threat of any proceeding for such purpose.

8.2.9 Parent may require any Participating Holder to furnish in writing to Parent such information regarding the Participating Holder, as the case may be, the plan of distribution of the Registrable Securities and other information as may be legally required as Parent may from time to time reasonably request in writing.

8.2.10 As a condition to the inclusion of Registrable Securities owned by any Participating Holder in a registration pursuant to Section 8.1, each such Participating Holder shall, if reasonably requested by Parent or by the representative(s) of the underwriters (if any) for such registered offering, agree to deliver to Parent and such representative(s) a legal opinion of such Participating Holder's counsel, obtained at Parent's expense, covering such matters customarily requested of selling shareholders in connection with a public offering of shares as Parent or such representative(s) may reasonably request and in a form reasonably satisfactory to Parent or such representative(s), upon the closing of such offering.

8.3 Registration Expenses. The entire costs and expenses of any registration and qualification pursuant to this Article VIII shall be borne by Parent. Such costs and expenses shall include (i) all costs and expenses incident to the preparation, printing and filing of the registration statement and all amendments and supplements thereto, including all reasonable word processing, duplicating and printing expenses, (ii) all registration and filing fees payable to the SEC or The National Association of Securities Dealers, Inc.,
(iii) all fees and expenses (including reasonable fees and expenses of counsel) of compliance with securities or blue sky laws, (iv) the fees and expenses of counsel for Parent, of its independent accountants and of any other experts retained by Parent, (v) the reasonable fees and expenses of one firm of counsel to represent the Participating Holders in connection with such registration and qualification, (vi) the cost of furnishing a reasonable number of copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Registrable Securities, (vii) all necessary and appropriate messenger and delivery expenses and (h) all fees and expenses incurred in connection with any listing of the Registrable Securities on any securities exchange or providing for the quotation of the Registrable Securities on the NASDAQ National Market System; provided that each Participating Holder shall pay any underwriting fees, discounts or commissions attributable to the sale of its Registrable Securities.

8.4     Indemnification by Parent.  In the event of any registration pursuant to
Section 8.1 hereof, Parent agrees to indemnify and hold harmless each Participating Holder, its officers and directors, and each Person, if any, who controls any Participating Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement of omission or alleged untrue statement or omission based upon information relating to the Participating Holder or the plan of distribution furnished in writing to Parent by the Participating Holder expressly for use therein. Parent also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Participating Holder provided in this Section 8.4.

                      ARTICLE IX  POST-CLOSING COVENANTS

9.1 Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

9.2 Proprietary Information. Within six (6) months from the Closing Date, as and when requested by Parent, the Company Shareholders shall assist Surviving Entity in documenting in writing those proprietary information of Company that were used in the Business.

9.3 Election to the Board. Parent agrees to vote for the appointment and election of Alan Mayo as a member of the Board of Directors of Surviving Entity and to use its best efforts to cause the nomination of Alan Mayo as a member of the Board of Directors of Parent.

9.4 Stock Contribution. Parent agrees to contribute and transfer to the name of Surviving Entity all of the stock, warrants, or options of Workstream Inc. that the Parent owns or will own from Closing to December 31, 2005.

9.5 Tax Reporting. Each party will report the Merger to Taxing Authorities as a transaction qualifying under Section 368(a)(2)(D) of the Code and take further steps as are necessary and appropriate.

9.6 Delivery of Schedules. The parties hereby expressly acknowledge and agree that the Disclosure Schedules to be delivered by Company pursuant to the terms of this Agreement will not be delivered at the time of Closing. Except for the Company Year End Financials, which shall be delivered to Parent and Sub within three (3) days of Company's receipt of the same from Company's outside accountants, Company and Company Shareholders will use their best efforts to finalize and deliver the Disclosure Schedules to Parent and Sub on or before fifteen (15) days from the Closing Date. Delivery of the Disclosure Schedules and Company Year End Financials in accordance with this Section 9.6 shall be deemed to have been made immediately prior to the Closing and not be deemed as breach of any representation or warranty made by Company.

9.7 Credit for Past Services. To the extent that Parent extends coverage under Parent's or Sub's employee benefit plans, including, without limitation, vacation and time off policies, welfare benefit plans, retirement plans, deferred compensation arrangements or equity plans, to Company's employees, Parent will cause such plans to be amended to provide that all of the employees' years of service with Company will be credited for all purposes under the plans, including, without limitation, waiting periods, eligibility to participate, vesting and accrual of benefits.

                     ARTICLE X  INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

10.1 Indemnity Obligations of the Company Shareholders. Company Shareholders shall indemnify and hold Sub and Parent harmless from, and to reimburse Sub and Parent for, any Sub Indemnity Claims arising under the terms and conditions of this Agreement. The term "Sub Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of Company or the Company Shareholders which is contained in this Agreement or any schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Company or the Company
Shareholders  which  are  contained  in  or  made  pursuant  to  this Agreement.

10.2 Indemnity Obligations of Sub and Parent. Sub and Parent shall indemnify and hold each of the Company Shareholders harmless from, and reimburse each of the Company Shareholders for, any Company Shareholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Company Shareholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Company Shareholders resulting from (i) any breach of any representation and warranty of Sub or Parent which is contained in this Agreement or any schedule or certificate delivered pursuant thereto; or
(ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Sub which are contained in or made pursuant to the terms and conditions of this Agreement.

10.3     Limitations  on  Company  Shareholders'  Indemnity  Obligations.

10.3.1 Threshold Amount. No indemnity claim shall be made by Sub or Parent against the Company Shareholders unless and until the aggregate amount of the claim exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"), and the Company Shareholders shall only be obligated to indemnify with respect to amounts which exceed the Threshold Amount.

10.3.2 Insurance. The amount of any Sub Indemnity Claim shall be reduced to the extent of any insurance proceeds in respect of such claim received by Sub or Parent.

10.3.3 Method of Paying Indemnity Claims. Any indemnity claim owed by the Company Shareholders shall first be satisfied in the following order: (i) the Stock Consideration in the Indemnity Escrow Account valued as of the Closing Date, (ii) the Cash Consideration in the Indemnity Escrow Account, (iii) the Contingent Consideration in the Contingent Consideration Escrow Account valued as of the Closing Date, and (iv) the cash in the Contingent Consideration Escrow Account. If the aggregate amount in the Indemnity Escrow Agreement and the Contingent Consideration Escrow Account are insufficient to fully satisfy the indemnity claims, then each Company Shareholder will be severally liable for their pro-rata share of the excess claim based on the percentage listed on
Schedule 3.5, subject to the limitations provided in Section 10.3.1 and 10.3.2. Notwithstanding the foregoing, no limitation on liability for Sub Indemnity Claims shall apply to a Sub Indemnity Claim based on fraud by Company or the Company Shareholders.

10.4 Limitation as to Indemnified Parties' Own Negligence. The respective obligations of the indemnifying parties under Sections 10.1 and 10.2 above to provide indemnification shall be terminated, modified or abated as appropriate if the underlying claim giving rise to damages for which such indemnification is provided hereunder (i) would not have arisen but for a voluntary act which (A) is carried out by the indemnified party after Closing otherwise than in the Ordinary Course of Business or (B) is carried out at the request of, or with the approval, concurrence or assistance of the indemnified party or (ii) is based, in whole or in part, on the negligence or willful misconduct of the party seeking indemnification. For purposes of this Section
10.4 , "voluntary" shall mean an act other than any act which is required to be taken by law or which, if taken, would constitute prudent business practice.

10.5 Notification of Claims. Subject to the provisions of Section 10.5, in the event of the occurrence of an event which any party asserts constitutes a Sub Indemnity Claim or a Company Shareholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

10.6 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the first anniversary of the Effective Time.

                           ARTICLE XI  NON-COMPETITION

11.1 Non-Competition. In consideration of the benefits of this Agreement to the Company Shareholders and in order to induce Parent and Sub to enter into this Agreement, each of the Company Shareholders hereby covenants and agrees that for a period of two (2) years from the Closing Date, or three (3) years if the term of the Employment Agreement for a particular Company Shareholder is extended beyond its initial two (2) year period. The Company Shareholders shall not directly or indirectly control or manage a Prohibited Business, provided that the Company Shareholders shall not be prohibited from owning in the aggregate not more than 1% of any class of securities of a publicly traded corporation.

11.2 Remedies. The Company Shareholders acknowledge and agree that if any of the Company Shareholders breaches the provisions of Section 11.1, any remedy at law would be inadequate and that Parent and Sub, in addition to seeking monetary damages in connection with any breach, shall be entitled to seek specific performance, injunctive and other equitable relief to prevent or restrain a breach of Section 11.1 or to enforce the provisions of Section 11.1 It is the intent of the parties that, in the event a court of competent jurisdiction determines that the scope and/or duration of the covenant set forth in this Section 11.1 is excessive so as to render the covenant unenforceable as written, such court shall reduce the scope and/or duration of such covenant to the minimum extent necessary to make the covenant enforceable.

                           ARTICLE XII  MISCELLANEOUS

12.1 Notices. All notices, requests, claims, demands and other communications to any party hereunder must be in writing (including facsimile transmission, which must be confirmed) and will be given to such party at its address and facsimile number set forth in Schedule 12.1 (which may be changed by such party upon notice in accordance with this Section 12.1). All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt following the date of receipt.

12.2 Waiver. Any party hereto may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.



12.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by all parties hereto.

12.4 Expenses. Except for the legal fees and expenses incurred by the Company in the preparation and negotiation of the Employment Agreements, Parent agrees to pay, or cause Surviving Entity to pay, all of the fees and expenses incurred by Company incident to this Agreement and in consummating the transactions contemplated hereby. The Company Shareholders shall pay the legal fees and expenses of Company counsel incurred in connection with the preparation and negotiation of the Employment Agreements.

12.5 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto. Any assignment in violation of the preceding sentence will be void ab initio.

12.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

12.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

12.8 Arbitration. The parties shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration conducted by JAMS. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reports, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, appointed in accordance with the JAMS Streamlined Arbitration Rules and Procedures in the City of Los Angeles, California. The award of the arbitrator shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator may award damages and/or permanent injunctive relief, but in no event shall the arbitrator have the authority to award punitive or exemplary damages. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with the paragraph. If proper notice of any hearing has been given, the arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

12.9 Public Announcements. Company, Parent and Sub will consult with and obtain the prior written consent of each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

12.11 Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

12.12     Entire  Agreement.  This  Agreement  (including  the  Schedules  and
Exhibits hereto), and the Ancillary Closing Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Closing Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement, including but not limited to the letter of intent dated January 16, 2004 between the parties hereto.

12.13 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

12.14     Certain  Interpretive  Matters.
     When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to the corresponding Section or subsection of this Agreement. To the extent the term "day" or "days" is used, it will mean calendar days unless referred to as a "Business Day".

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written. PEOPLEVIEW, INC.

By:
Name:  Etienne  Weidemann
Title:     President
PPVW  ACQUISITION  CORPORATION


By:
Name:     Joseph  Flynn
Title:     President
ALAN  MAYO  &  ASSOCIATES,  INC.  DBA  THE  MAYO  GROUP



By:
Name:     Alan  Mayo
Title:     President


Alan  Mayo




Charles  Nickell



Craig  Davis

                                    EXHIBITS

Exhibit  A     Agreement  of  Merger
Exhibit  B     Contingent  Consideration  Escrow  Agreement
Exhibit  C     Disclosure  Schedules
Exhibit  D     Employee  Inventions  and Proprietary Rights Assignment Agreement
Exhibit  E     Employment  Agreements
Exhibit  F     Indemnity  Escrow  Agreement
Exhibit  G     2004  Integration  Plan
Exhibit  H     Employment  Agreement  of  Joseph  J.  Flynn

                                    SCHEDULES

Schedule  3.5     Allocation  of  Merger  Consideration  as  between  Company
Shareholders
Schedule  4.4     Wire  Instructions  for  Cash  Consideration
Schedule  5.4     Third  Party  Consents
Schedule  5.8     List  of  Company's  Customers
Schedule  5.9     Bank  Accounts
Schedule  5.12     Events After January 31, 2004 Causing Material Adverse Effect
Schedule  5.13     Material  Contracts
Schedule  5.14     Insurance  Coverage
Schedule  5.16     Permits
Schedule  5.17     Leased  Real  Property
Schedule  5.18     Liens
Schedule  5.19(a)     Intellectual  Property  Rights
Schedule  5.19(b)     Limitations  on  Use  of  Intellectual  Property  Rights
Schedule  5.21(a)     List  of  Employees
Schedule  5.21(b)     Benefit  Plans
Schedule  6     Officers  and  Directors of Sub and Parent with Actual Knowledge
Schedule  12.1     Addresses  for  Notice